Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Jim Hartman

Enpath Medical, Inc.
(763) 577-2212

EVC Group Doug Sherk (415) 896-6820 Anne Bugge (206) 926-5220

April 20, 2004

Enpath Medical Reports First Quarter Results

First Quarter Revenues Increase 56%

Quarterly Sales for Delivery Systems Division Set New Record

Conference Call Today at 1:30 PM CDT/2:30 EDT

MINNEAPOLIS—Enpath Medical, Inc. (Nasdaq: NPTH) (formerly Medamicus, Inc.) reported consolidated revenues grew 56% to $7.3 million for the first quarter ended March 31, 2004 compared to $4.7 million for the same quarter in 2003.  The Company reported consolidated net income of $273,000 or $0.05 per diluted share for the first quarter, compared to $632,000, or $0.13 per diluted share in the first quarter of 2003.  The comparable period of 2003 does not include financial results for the Lead Technologies Division, (formerly BIOMEC Cardiovascular Inc.) acquired in October 2003.

“The Delivery Systems Division set a new quarterly sales record,” said James D. Hartman, Chairman and CEO.  “Sales of our core introducer product line, representing 77% of the Division’s total sales, continued to grow through broad-based increases from a variety of new and existing customers as we continue to solidify our position as the market leader in venous introducer products.  Included in the total sales for the quarter was only a modest amount of FlowGuardTM introducer revenue.  FlowGuard is our proprietary valved introducer designed to reduce the loss of blood and minimize the risk of an air embolism during venous access procedures.  We shipped units to our major customers for their evaluation during the first quarter and all have followed up with additional orders for market launch in the second quarter.”

“We experienced strong revenue growth from our Lead Technologies Division increasing 29% compared to one year ago, although this was at a slower rate than attained during 2003,” Hartman continued.  “Sales of both proprietary leads and contract packaging were affected by a short-term overstock situation at the Lead Division’s largest customer.  The Division continues to make good progress on the development of its new drug-eluting epicardial lead, which adds an anti-inflammatory steroid on the electrode to reduce potential scar tissue.  Performance studies to date have been very encouraging.  As we launch the lead into the European market towards the end of this year, we should see increased revenue and profitability from sales of the new lead as well as from sales of a new minimally invasive delivery system for the lead.”

“Gross margins for the quarter were 37.9% compared to 44.4% in the first quarter of 2003. Delivery Systems Division gross margins improved from 44.4% to 46.3% during the period reflecting process improvements that resulted in reduced production variances and improved efficiencies.  Gross margins at the Lead Technologies Division declined due to higher staffing levels that were adjusted downward late in the first quarter to address the previously noted reduced level of orders, as well as production variances from the ramp-up of several new adaptor products,” Hartman stated.

“Research and development expenditures increased nearly threefold to approximately $1.0 million, or 14.3% of sales in the first quarter compared to $358,000 or 7.7% for the Delivery Systems Division only in the same quarter last year,” Hartman added.  “As previously disclosed, we expected R&D spending to be higher in the first half of 2004 related primarily to conducting studies and preparing the marketing approval application of the steroid epicardial lead for the U.S. Food and Drug Administration (FDA).  We are on schedule for a late fourth quarter release in Europe and first quarter of 2005 release in the United States.  Additionally, the Delivery Systems Division is working aggressively to develop a family of proprietary advanced delivery introducers and also on a number of advanced delivery system projects with other medical device companies.  We expect R&D expenditures in the second quarter to be greater than the first quarter, and then begin to align more closely with the overall corporate target of 10% of sales by the fourth quarter of 2004.”

“Selling, general and administrative (SG&A) expenses were $1.3 million for the first quarter, or 17.5% of sales, compared to $719,000 or 15.4% in the first quarter of 2003 for the Delivery Systems Division only.  Increased costs related to our name change, integration issues, investor relations and legal and accounting expenses related to Sarbanes-Oxley Act compliance all contributed to the increase in this category,” Hartman concluded.

2004 Outlook and Guidance

The Company has modified its sales guidance for 2004 from approximately a 70 to 80% increase over 2003 to a 65 to 75% increase reflecting the reduction in orders from the largest customer at the Leads Division to rectify an overstock situation, and the loss of a low margin contract manufacturing job that the Company has asked the customer to place elsewhere.  The Company expects second quarter sales to be similar to first quarter levels.  Although it expects gross margins to approximate 40 to 44% of sales for the remainder of the year, second quarter gross margins may be slightly less than 40%.  SG&A expenses are estimated to approximate the 2003 level of 15 to 16% of revenue for the remainder of the year including the amortization of identifiable intangible assets related to the BIOMEC acquisition.  Research and development expenses are expected to exceed 15% of sales in the second quarter due to the development and approval process for the steroid epicardial lead, and then begin to decline in the second half of the year to the more historical 10 to 11% range by the fourth quarter, including the identifiable intangible amortization.   The Company expects its tax rate to approximate 32% of income as a result of the availability of R & D credits.

Conference Call Today

The Company will host a conference call today at 1:30 PM, CDT/2:30, EDT to discuss its financial results, outlook for 2004 and current corporate developments.  To participate in the call dial (800) 366-7417, provide the Company name and Jim Hartman as the leader’s name.  A live webcast can be accessed on the Enpath Medical website, www.enpathmed.com, by clicking on the First Quarter 2004 Conference Call window. A taped replay of the call will be available approximately one hour after the conclusion of the call until April 27, 2004, by calling (303) 590-3000 and referencing ID#577125.  An audio replay of the webcast will be archived on the Enpath website until April 19, 2005.

About Enpath Medical

Enpath Medical, Inc., headquartered in Plymouth, Minnesota, is a leader in the design, development, manufacture and marketing of percutaneous delivery systems and stimulation leads technologies.  Its products include venous vessel introducers, epicardial and endocardial stimulation leads, safety needles and other products for use in pacemaker, defibrillator, catheter and infusion port procedures as well as neuromodulation and hearing restoration markets.  Its products are sold worldwide through partnering relationships with other medical device companies.

Safe Harbor

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by some of these statements.  All forward-looking statements involve risks and uncertainties.  A number of factors that could cause results to differ materially are discussed in our Annual Report on Form 10-K for the year ended December 31, 2003, as well as in our quarterly reports on Form 10-Q and in our Proxy Statement/Prospectus dated September 12, 2003.  Among the factors that could cause results to differ materially are the following: the ability of Enpath to successfully integrate the Lead Technologies Division; Enpath’s dependence upon a limited number of key customers for its revenue; Enpath’s ability to complete development of its steroid epicardial lead and delivery tool and to find distribution partners for its steroid lead and delivery tool; Enpath’s dependence upon licensing agreements with third parties for the technology underlying some of its products, especially the safety needle; the ability of Enpath to negotiate and enter into safety needle supply agreements with major medical device companies and the ability of Enpath and these customers to achieve market acceptance of the safety needle; Enpath’s ability to effectively manufacture its safety needle using its automated safety needle assembly equipment in anticipated required quantities; Enpath’s ability to develop or acquire new products to increase its revenues; Enpath’s ability to attract and retain key personnel; introduction of competitive products; patent and government regulatory matters; economic conditions; and Enpath’s ability to raise capital.  All forward-looking statements of Enpath, whether written or oral, and whether made by or on behalf of Enpath, are expressly qualified by these cautionary statements.  In addition, Enpath disclaims any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Consolidated Condensed Balance Sheets

	Unaudited 03/31/2004	Audited (1) 12/31/2003
Assets
Cash and cash equivalents	$282,668	$1,067,935
Inventory, receivables and prepaids	7,661,236	8,076,800
Property, plant and equipment, net	6,585,549	6,861,747
Goodwill	9,078,619	8,984,824
Intangible assets with finite lives, other	8,157,463	8,569,588
Total Assets	$31,765,535	$33,560,894

Liabilities & Shareholders’ Equity
Current liabilities	$2,940,364	$6,661,769
Long-term liabilities	3,640,589	3,908,830
Shareholders’ equity	25,184,582	22,990,295
Total Liabilities & Shareholders’ Equity	$31,765,535	$33,560,894

(1)  Derived from Audited Balance Sheet at 12/31/03

Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	Mar 31, 2004	Mar 31, 2003
Sales	$7,297,054	$4,667,323
Cost of sales	4,528,820	2,596,681
Gross profit	2,768,234	2,070,642

Operating expenses:
Research and development	1,046,703	358,000
Selling, general and administrative	1,276,080	719,326
Total operating expenses	2,322,783	1,077,326

Operating income	445,451	993,316

Other expense (income)
Interest expense	47,665	4,619
Interest income	(1,395)	(15,082)
Other	(3,283)	3
Total other expense (income)	42,987	(10,460)

Income before income taxes	402,464	1,003,776
Income tax expense	(129,331)	(371,397)
Net Income	$273,133	$632,379

Earnings per share
Basic	$0.05	$0.13
Diluted	$0.05	$0.13

Weighted average shares
Basic	5,718,653	4,727,944
Diluted	6,048,947	4,958,429